Exhibit 99.1

Cellectar Biosciences and Pierre Fabre Extend Collaboration for

Development of New Phospholipid Drug Conjugates

Madison, Wisc., Castres, France (October 10, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB), an oncology-focused, clinical stage biotechnology company (the “company”), together with leading French pharmaceutical company Pierre Fabre, today announce the extension of their ongoing collaboration to develop new phospholipid drug conjugates™ (PDCs™) for oncology applications.

Following a review of the encouraging preclinical data seen with these PDC compounds across multiple solid tumor types, both companies have decided to extend the collaboration. The aim of the extension is to further evaluate the synergistic effects observed when Cellectar’s phospholipid ethers are combined with Pierre Fabre’s novel cytotoxic payloads. The program teams will continue to evaluate these new PDC compounds in order to expedite the development of these novel targeted chemotherapeutics. The aim of the original research collaboration was to co-design a small library of PDCs and achieve in-vivo proof-of-concept for these newly constructed compounds.

"The extension of our research agreement with Pierre Fabre allows us to further progress the development of an exciting new class of novel targeted antitumor agents and underscores the promise of our next generation delivery technology. To date, the PDC molecules have demonstrated a clear cancer targeting advantage over the unconjugated payloads,” said Jim Caruso, president and CEO of Cellectar Biosciences. “We look forward to leveraging the synergistic technologies and skills of our respective organizations to further advance this exciting research.”

About Phospholipid Drug Conjugates™ (PDCs™)

Cellectar’s product candidates are built upon its patented cancer cell-targeting delivery and retention platform of optimized phospholipid ether-drug conjugates™ (PDCs™). The company designed its phospholipid ether (PLE) carrier platform to be coupled with a variety of payloads to facilitate the discovery and development of improved targeted novel therapeutic compounds. The basis for selective tumor targeting of our PDC compounds lies in the differences between the plasma membranes of cancer cells compared to those of normal cells. Cancer cell membranes are highly enriched in lipid rafts, which are glycolipoprotein microdomains of the plasma membrane of cells that contain high concentrations of cholesterol and sphingolipids, and serve to organize cell surface and intracellular signaling molecules. PDCs™ have been tested in more than 80 different xenograft models of cancer.

About Pierre Fabre

With a portfolio representing a continuum of activities spanning from prescription drugs and consumer healthcare products to dermo-cosmetics, Pierre Fabre is the 2nd largest dermo-cosmetics laboratory in the world, the 2nd largest private French pharmaceutical group and the market leader in France for products sold over the counter in pharmacies. Its portfolio includes several global brands and franchises among which Eau Thermale Avène - the worldwide dermo-cosmetic market leader - Klorane, Ducray, René Furterer, A-Derma, Galénic, Elancyl, Naturactive, Pierre Fabre Health Care, Pierre Fabre Oral Care, Pierre Fabre Dermatologie and Pierre Fabre Oncologie.

In 2016, Pierre Fabre generated 2,282 million euros in revenues, of which 60 percent came from its international business and 59 percent from its dermo-cosmetics division. Pierre Fabre, which has always been headquartered in the South-West of France, counts more than 13,000 employees worldwide, owns subsidiaries and offices in 47 countries and enjoys distribution agreements in over 130 countries. In 2016, Pierre Fabre dedicated ca. 195 million euros to its R&D efforts, split between oncology, central nervous system, consumer healthcare, dermatology and dermo-cosmetics.

Pierre Fabre is 86 percent-owned by the Pierre Fabre Foundation, a government-recognized public-interest foundation, and secondarily by its own employees through an international employee stock ownership plan.

The independent French certification group AFNOR audited Pierre Fabre for its corporate social responsibility policy at the “exemplary” level, according to the ISO 26000 standard for CSR.

For more information on Pierre Fabre, please visit www.pierre-fabre.com.

About Cellectar Biosciences, Inc.

Cellectar Biosciences (Nasdaq: CLRB) is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers, even sites of metastases. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 has been designated as an orphan drug by the US FDA and is currently being evaluated in a Phase 1 clinical study in patients with relapsed or refractory multiple myeloma and a Phase 2 clinical study to assess efficacy in a range of B-cell malignancies. The company is also developing proprietary PDCs for targeted delivery of chemotherapeutics and has several preclinical stage product candidates, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2016 These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACTS:

Jules Abraham JQA Partners, Inc. 917-885-7378 jabraham@jqapartners.com	Valérie Roucoules Pierre Fabre Tel.: + 33 1 49 10 83 84 valérie.roucoules@pierre-fabre.com